Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ELECTS BILL BIBLE
TO THE BOARD OF DIRECTORS
Las Vegas, March 9, 2010 - MGM MIRAGE (NYSE: MGM) today announced that William A. “Bill” Bible has accepted an invitation to join the Company’s Board of Directors. He was elected to his new post by the Board during a meeting on March 8, 2010.
“We are honored to welcome Bill Bible as the newest member of our Board of Directors,” said James J. Murren, MGM MIRAGE Chairman and Chief Executive Officer. “Bill’s wealth of expertise and familiarity with a wide range of financial and regulatory matters in both hospitality and gaming will serve as a tremendous asset to our Company.”
Mr. Bible currently serves as the President of the Nevada Resort Association, the advocacy voice for Nevada’s gaming and resort industry. Mr. Bible will tender his resignation to the Nevada Resort Association to be effective before the required gaming regulatory approvals or waivers are granted to avoid any conflicts inherent with concurrent service.
From 1988 — 1998, he served as the Chairman of the Nevada State Gaming Control Board.
His broad tenure as a state official includes his experience as Director of Nevada’s Administration Department under Gov. Richard Bryan (1983-1988); Nevada Assembly Fiscal Analyst and Director of the Division of Fiscal Analysis of the Legislative Counsel Bureau (1977-1983); and Nevada Deputy Budget Administrator (1973-1977) and Nevada Chief Assistant Budget Administrator (1971-1973) under Gov. Mike O’Callaghan.
Mr. Bible graduated from Stanford University in 1967 with a Bachelor of Arts Degree in History with a minor in Political Science, followed by a Masters Degree in Business Administration in 1971 from the University of Nevada, Reno. His Masters program emphasized capital budgeting, resource allocation, portfolio management and general financial management.
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in five other properties in Nevada, New Jersey, Illinois and Macau. One of those investments — CityCenter — is also managed by MGM MIRAGE. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip with Gold and Silver LEED(R) certifications, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. CityCenter features ARIA Resort & Casino, Vdara Hotel & Spa, Mandarin Oriental, Las Vegas; Veer Towers, and Crystals retail and entertainment district. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community DANIEL FOLEY MGM MIRAGE Executive Director of Investor Relations (702) 693-8211	Media ALAN M. FELDMAN MGM MIRAGE Senior Vice President of Public Affairs (702) 650-6947 OR afeldman@mirage.com

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM